Exhibit 99.1

Stepan Company Announces Appointment of New Director

NORTHBROOK, Ill., June 9, 2025 — Stepan Company (NYSE: SCL) announced today the appointment of Corning Painter as a Director of Stepan, effective immediately.

Mr. Painter currently serves as Chief Executive Officer of Orion S.A., a global chemical manufacturer, a role he has held since September of 2018. Prior to joining Orion, Mr. Painter was an Executive Vice President for Industrial Gases at Air Products and Chemicals, an industrial gas company, which Mr. Painter joined in 1984. Mr. Painter is a Certified Professional Engineer and holds a chemical engineering degree from Carnegie Mellon University.

“Corning brings extensive leadership and chemical industry experience to our Board of Directors,” said F. Quinn Stepan, Jr., Chairman of the Board of Stepan. “We are pleased to add Corning’s strategic and operational expertise, and we look forward to benefiting from his insights.”

Corporate Profile

Stepan Company is a major manufacturer of specialty and intermediate chemicals used in a broad range of industries. Stepan is a leading merchant producer of surfactants, which are the key ingredients in consumer and industrial cleaning and disinfection compounds and in agricultural and oilfield solutions. The Company is also a leading supplier of polyurethane polyols used in the expanding thermal insulation market, and CASE (Coatings, Adhesives, Sealants, and Elastomers) industries.

Headquartered in Northbrook, Illinois, Stepan utilizes a network of modern production facilities located in North and South America, Europe and Asia.

The Company’s common stock is traded on the New York Stock Exchange (NYSE) under the symbol SCL. For more information about Stepan Company please visit the Company online at www.stepan.com

Contact: Samuel S. Hinrichsen 847-446-7500

* * * * *